                                                                    Exhibit 4.49

                   FIRST AMENDMENT TO REIMBURSEMENT AGREEMENT

         FIRST AMENDMENT, dated as of August 30, 2001 (this "Amendment"), to the Reimbursement Agreement, dated as June 30, 2000 (the "Reimbursement Agreement"), by and between ANC RENTAL CORPORATION, a Delaware corporation (the "Borrower"), and AUTONATION, INC., a Delaware corporation (the "Lender").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, pursuant to the Reimbursement Agreement, the Lender has agreed to provide to the Borrower credit support for certain obligations incurred by the Borrower in connection with its car rental business; and

         WHEREAS, the Borrower and the Lender have agreed to amend certain provisions of the Reimbursement Agreement in the manner provided for in this Amendment.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. DEFINED TERMS. Terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

         2. AMENDMENTS TO REIMBURSEMENT AGREEMENT.

                  (i) AMENDMENTS TO SECTION 1. Section 1.1 of the Reimbursement Agreement is hereby amended as follows:

         (1) by deleting the word "and" at the end of clause (v) of the definition of "Continuing Obligations", and by deleting clause (vi) of the definition of "Continuing Obligations" and substituting in lieu of such clause (vi) the following:

                  "(vi) any reimbursement, indemnification or other agreement of Borrower in favor of Liberty Mutual Insurance Company or any of its affiliates, successors or assigns ("Liberty") in respect of the New AIG Retro Bonding (as defined in that certain Indemnification Agreement dated of even date herewith between Lender and Liberty ("Indemnification Agreement")); and

                  (vii) any other Indebtedness, liability or obligation of the Borrower or its Subsidiaries for which there exists a Lender Accommodation Obligation;"

         (2) by deleting the word "and" at the end of clause (v) of the definition of "Lender Accommodation Obligations" and by deleting clause
         (vi) thereof and substituting in lieu of clause (vi) the following:

                  "(vi) any direct obligation of, or Guarantee Obligation from, the Lender under the Indemnification Agreement; and

                  (vii) any other direct obligation or liability of, or Guarantee Obligation from, the Lender in respect of or related to any other Indebtedness, obligation or liability of the Borrower or its Subsidiaries."

                  (2) AMENDMENT TO SECTION 2. Section 2.1(c) of the Reimbursement Agreement is hereby amended by deleting the first sentence thereof and substituting in lieu thereof the following:

                  "All Lender Accommodation Obligations shall expire no later than the first anniversary of the Spin-Off Date, except for Lender Accommodation Obligations related to the EuroDollar Note, the Mitsubishi Property Leases, the Mitsubishi Fleet Lease, and the New AIG Retro Bonding."

                  (3) AMENDMENT TO SECTION 3.1. Section 3.1 of the Reimbursement Agreement is amended by deleting the first sentence thereof in its entirety and substituting in lieu thereof the following:

                  "Notwithstanding any other provision of any of the Loan Documents, effective upon the date on which the only remaining outstanding Lender Accommodation Obligations are in respect of the EuroDollar Note, the Mitsubishi Property Leases, the Mitsubishi Fleet Lease and the New AIG Retro Bonding, and all other Lender Accommodation Obligations have been paid, satisfied and discharged in full, or have terminated or expired, or have been waived by all of the respective beneficiaries of such Lender Accommodation Obligations, such that the Lender shall have no obligations or liability whatsoever in respect thereof, the covenants of the Borrower set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5 (subject to the proviso below), 6.6, 6.8, and 6.9 of this Agreement shall lapse and terminate, and have no further force nor effect; PROVIDED HOWEVER that for so long as there remains any outstanding Lender Accommodation Obligations in respect of the New AIG Retro Bonding, Borrower agrees to comply with the negative covenant contained in Section 6.5 hereof (a) without regard to any waivers, amendments, consents or forbearance agreements that might affect the terms of the Revolving Credit Facility Loan Documentation or the Interim Facility Loan Documentation since the date hereof; and (b) Borrower may not make any Restricted Payment pursuant to the provisions of
                  Section 4.7(xii) of that certain Indenture dated June 30, 2001 evidencing the Interim Loan Facility without the written consent of the Lender.

                  (4) Amendment to Section 5.1(c). Section 5.1 of the Reimbursement Agreement is hereby amended by deleting the word "and" at the end of subsection 5.1(b) thereof, by adding the word "and" at the end of subsection 5.1(c) thereof, and by adding the following subsection 5.1(d):

                           "(d) any information required to be delivered to
                  Liberty pursuant to that certain Agreement between Borrower and Liberty of even date herewith, including pursuant to
                  Section 5 thereof, as and when required thereunder;"

                  (5) AMENDMENT TO SECTION 5. Section 5 of the Reimbursement Agreement is hereby amended by adding the following paragraph:

                  "5.10 REDUCTION OF THE LIBERTY INDEMNIFICATION OBLIGATIONS. Post, on or before the date required by Section 4.4(b) of the ANC - Liberty Agreement (as defined in the Indemnification Agreement), additional cash or letter of credit collateral for the benefit of Liberty, of a type and in an amount sufficient to cause a reduction of the "Maximum Amount" (as defined in the Indemnification Agreement) by at least $5.9 million for each year elapsed since June 30, 2001, until such time as the "Maximum Amount" is reduced to zero."

                  (6) Section 8 of the Reimbursement Agreement is hereby amended by adding thereto the following paragraph:

                  "8.17 SPECIAL LIBERTY REPRESENTATIONS AND COVENANTS. (a) Borrower represents to Lender that: (i) the New AIG Retro Bonding secures in part certain premium, deductible, indemnity and related obligations (collectively, whether or not contingent, the "Liberty Secured AIG Obligations") of Borrower to American International Group and/or its affiliates (collectively with their respective successors and assigns, "AIG"); and (ii) Borrower has posted to AIG as of July 31, 2001 cash and/or letters of credit in the collective actual notional amount of $31,579,018 as additional collateral (such amount, together with any additional amount of cash or letter of credit collateral posted to AIG to secure the Liberty Secured AIG Obligations, referred herein collectively as the "AIG Cash Collateral") for the Liberty Secured AIG Obligations.

                  (b) Borrower covenants and agrees that for so long as the Indemnification Agreement remains in effect: (i) Borrower shall not seek to obtain from AIG the release of, or seek to obtain AIG's acquiescence to the reduction, termination or cancellation of, any AIG Cash Collateral for so long as Liberty has any liability or potential liability in respect of the New AIG Retro Bonding; (ii) if AIG reduces its collateral requirements (whether or not in connection with the sale of a division or segment of business of the Borrower) for the Liberty Secured AIG Obligations ("AIG Collateral Reduction"), Borrower shall request, and shall satisfy any and all reasonable requirements necessary to cause, the reduction of the maximum penal sum of the New AIG Retro Bonding by the amount of the AIG Collateral Reduction; and (iii) if AIG unilaterally releases, or permits a reduction, termination or cancellation of, any AIG Cash Collateral (whether or not in connection with the sale of a division or segment of business of the Borrower) in lieu of reducing the amount of the maximum penal sum of the New AIG Retro Bonding (it being understood that such unilateral act would not be a breach of clause (i) of this subsection 8.17(b)), Borrower shall take all reasonable efforts (including satisfying any and all reasonable requirements of AIG) to use such released AIG Cash Collateral (or the benefits derived thereby) to either cause a reduction on a dollar-for-dollar basis of the Maximum Amount of the Indemnification Agreement, or to secure Borrower's obligations hereunder in respect of the New AIG Retro Bonding.

                  (c) Borrower covenants and agrees that for so long as the Indemnification Agreement remains in effect: (i) Borrower shall not seek to obtain from Liberty the release of, or seek to obtain Liberty's acquiescence to the reduction, termination or cancellation of, any letter of credit or cash collateral posted by Borrower in favor of Liberty ("Liberty Cash Collateral") in respect of the New AIG Retro Bonding; (ii) if Liberty reduces its collateral requirements for Borrower's obligations in respect of the New AIG Retro Bonding ("Liberty Collateral Reduction"), Borrower shall request, and shall satisfy any and all reasonable requirements necessary to cause the reduction by Liberty of the Maximum Amount under the Indemnification Agreement by the amount of the Liberty Collateral Reduction; and (iii) if Liberty unilaterally releases, or permits a reduction, termination or cancellation of, any Liberty Cash Collateral in lieu of reducing the amount of the Maximum Amount of the Indemnification Agreement (it being understood that such unilateral act would not be a breach of clause (i) of this subsection 8.17(c)), Borrower shall utilize the released Liberty Cash Collateral (or the benefits derived thereby) to either secure Borrower's obligations hereunder in respect of the New AIG Retro Bonding or to secure Borrower's obligations in respect of the obligations underlying the New AIG Retro Bonding.

                  (d) The provisions of subparagraph (b) of this Section 8.17 shall not apply in respect of the cancellation of that certain $9 million letter of credit issued by First Union National Bank, N.A. in favor of AIG for the purpose of effecting the concurrent issuance of a $9 million letter of credit to be issued on behalf of Borrower in favor of Liberty pursuant to section 4.4(a) of that certain Agreement of even date herewith between Liberty and Borrower."

                  (7) AMENDMENT TO SCHEDULE 2.2. Schedule 2.2 of the Reimbursement Agreement is hereby amended by adding thereto the following paragraph:

                  "7. LIBERTY BONDS. The Borrower shall pay to the Lender an accommodation fee (the "Liberty Accommodation Fee") computed by multiplying an agreed upon notional amount equal to the "Maximum Amount" as defined in the Indemnification Agreement (which, as of the date hereof, is $29,500,000) by the applicable per annum rate set forth below opposite the applicable period:

                  Period                                                Rate
                  ------                                                ----

                  From the date hereof through September 30, 2001        0%
                  October 1, 2001 through March 31, 2002                 3%
                  April 1, 2002 through September 30, 2002               6%
                  October 1, 2002 through December 31, 2002              7%
                  January 1, 2003 through March 31, 2003                 8%
                  April 1, 2003 through June 30, 2003                    9%
                  July 1, 2003 and thereafter                           10%

                  The Liberty Accommodation Fee shall be payable quarterly in arrears commencing on April 1, 2002; PROVIDED HOWEVER, that the Liberty Accommodation Fee shall be waived in the event Lender shall be released in full from its obligations under the Indemnification Agreement on or prior to March 31, 2002."

         3. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective on the date (the "Amendment Effective Date") on which all of the following conditions precedent have been satisfied:

                  (1) The Borrower and the Lender shall have executed and delivered this Amendment.

                  (2) The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Amendment, certified by the Secretary or an Assistant Secretary of the Borrower as of the Amendment Effective Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

                  (3) The Lender shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Amendment Effective Date, as to the incumbency and signature of each officer of the Borrower signing this Amendment and any other instrument or document delivered by the Borrower in connection herewith, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         4. GENERAL.

                  (i) REPRESENTATIONS AND WARRANTIES; COVENANTS. To induce the Lender to enter into this Amendment, the Borrower hereby represents, warrants and covenants to the Lender that:

         (1) The Borrower has the corporate power and authority to execute, deliver and perform this Amendment and to perform the Reimbursement

         Agreement, as amended hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment and the performance of the Reimbursement Agreement, as so amended.

         (2) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (3) No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Amendment or with the performance, validity or enforceability of the Reimbursement Agreement, as amended hereby, except for consents, authorizations, approvals, notices, filings or other acts (x) that have been made or obtained or (y) the failure to obtain the same would not have a Material Adverse Effect.

         (4) This Amendment has been duly executed and delivered on behalf of the Borrower.

         (5) This Amendment and the Reimbursement Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         (6) The execution, delivery and performance of this Amendment and the performance of the Reimbursement Agreement, as amended hereby, will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except to the extent any of the foregoing would not have a Material Adverse Effect.

         (7) No Default or Event of Default has occurred and is continuing under the Reimbursement Agreement, and no default or event of default has occurred and is continuing under any agreement or instrument evidencing any material Indebtedness of the Borrower or any of its Subsidiaries the outstanding principal balance of which exceeds $5,000,000.

                  (2) PAYMENT OF EXPENSES. The Borrower agrees to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of Akerman, Senterfitt & Eidson, P.A., special counsel to the Lender.

                  (3) NO OTHER AMENDMENTS. Except as expressly amended, modified or supplemented hereby, the provisions of the Reimbursement Agreement, including, without limitation, Section 2.1(c) thereof, shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

                  (4) GOVERNING LAW; COUNTERPARTS.

                           (1) This Amendment and the rights and obligations of
the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

                           (2) This Amendment may be executed by the parties
hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment shall not be effective until such time as Borrower delivers an executed counterpart of this Amendment to Lender's authorized agent and Lender's authorized agent accepts delivery thereof at the closing of the transaction contemplated hereby in New York, New York.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the date first written above.

                                       ANC RENTAL CORPORATION


                                       By: /s/ O. Mason Hurst, II
                                           -------------------------------------
                                       Name:  O. Mason Hurst, II
                                              ----------------------------------
                                       Title: Vice President and Secretary
                                              ----------------------------------




                                       AUTONATION, INC.


                                       By: /s/ Michael J. Jackson
                                           -------------------------------------
                                       Name:  Michael J. Jackson
                                              ----------------------------------
                                       Title: CEO
                                              ----------------------------------